Exhibit 10.1

LOAN AGREEMENT

among

CASCADE CORPORATION

as Borrower

and

BANK OF AMERICA, N.A.

as Swing Line Lender, L/C Issuer

and a Lender

and

UNION BANK OF CALIFORNIA, N.A.

as a

Lender

and

BANK OF AMERICA, N.A.

as Agent

February     , 2003

i

(c) Arrangement Fee	23
(d) Annual Agency Fees	23
Section 2.14 Sharing of Payments, Etc	23

ARTICLE 3. CONDITIONS TO LOANS	24

Section 3.1 Conditions to Initial Loan	24
(a) Loan Documents	24
(b) Borrower Authority	24
(c) Guarantor Authority	24
(d) Certificate	24
(e) No Material Adverse Change	24
(f) Payment of Fees and Expenses	24
(g) Consents	25
Section 3.2 Conditions to All Loans	25
(a) Prior Conditions	25
(b) Notice of Borrowing	25
(c) No Defaults, Etc	25
(d) Guaranties	25
(e) Other Information	25

ARTICLE 4. LETTERS OF CREDIT	25

Section 4.1 Letters of Credit	25
Section 4.2 Manner of Requesting Letters of Credit	25
(a) Letter of Credit Requests	25
(b) Standby Letter of Credit Fees	26
(c) Other Letter of Credit Fees	26
(d) Letter of Credit Application Forms	26
(e) Issuance of Letter of Credit	26
Section 4.3 Compensation For Increased Costs	27
Section 4.4 Applicability of ISP98 and UCP	27
Section 4.5 Payment by Borrower	27
Section 4.6 Funding of Participations; Repayment of Participations	28

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	29

Section 5.1 Corporate Existence and Power	30
Section 5.2 Borrower Authorization	30
Section 5.3 Guarantor Authorization	30
Section 5.4 Government Approvals, Etc	30
Section 5.5 Binding Obligations, Etc	30
Section 5.6 Litigation	30
Section 5.7 Financial Condition	31
Section 5.8 Solvency	31
Section 5.9 Title and Liens	31
Section 5.10 Intellectual Property	31
Section 5.11 Environmental Laws, Etc	32
Section 5.12 Taxes	32

(a) Payment Default	40
(b) Breach of Warranty	40
(c) Breach of Certain Covenants	40
(d) Breach of Other Covenants	40
(e) Material Adverse Change	40
(f) Cross-default	41
(g) Voluntary Bankruptcy, Etc	41
(h) Involuntary Bankruptcy, Etc	41
(i) Insolvency, Etc	41
(j) Judgment	42
(k) Involuntary Liens	42
(l) ERISA	42
(m) Change in Control	42
(n) Condemnation	42
(o) Governmental Approvals	42
(p) Other Government Action	42
(q) Guarantor Default; Invalidity of Guaranty	43
(r) Invalidity of Loan Documents	43
Section 8.2 Consequences of Default	43

ARTICLE 9. THE AGENT	43

Section 9.1 Authorization and Action	43
Section 9.2 Duties and Obligations	44
Section 9.3 Dealings Between Agent and Borrower	45
Section 9.4 Notice of Default	45
Section 9.5 Lender Credit Decision	45
Section 9.6 Indemnification	46
Section 9.7 Successor Agent	46

ARTICLE 10. MISCELLANEOUS	47

Section 10.1 Amendments; Consents	47
Section 10.2 No Waiver; Remedies Cumulative	47
Section 10.3 Governing Law	47
Section 10.4 Mandatory Arbitration	48
Section 10.5 Waiver of Jury Trial	48
Section 10.6 Consent to Jurisdiction	49
Section 10.7 Notices	49
Section 10.8 Assignments and Participations	49
Section 10.9 Borrower’s Indemnity	50
Section 10.10 Set-Off	51
Section 10.11 Severability	51
Section 10.12 Survival	51
Section 10.13 Executed in Counterparts	51
Section 10.14 Conditions Not Fulfilled	51
Section 10.15 Entire Agreement; Amendment, Etc	51
Section 10.16 Construction	52
Section 10.17 Oral Agreements Not Enforceable	52

Schedules

Schedule 1	-	Litigation
Schedule 2	-	Liens
Schedule 3	-	Intellectual Property Claims
Schedule 4	-	Environmental Matters
Schedule 5	-	Subsidiaries

Exhibits

Exhibit A	-	Note
Exhibit B	-	Continuing Guaranty
Exhibit C	-	Compliance Certificate
Exhibit D	-	Notice of Borrowing

v

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of the      day of February, 2003, by and among CASCADE CORPORATION, an Oregon corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association (“Bank of America”), UNION BANK OF CALIFORNIA, N.A., a national banking association (“Union Bank” and together with Bank of America, each a “Lender”, and together, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, the “Agent”) and swing line lender (in such capacity, the “Swing Line Lender”).

ARTICLE 1.
DEFINITIONS

Section 1.1 Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means any Person who, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agent” means Bank of America, N.A. and any successor thereto or successor agent selected pursuant to
Section 9.7.

“Aggregate Commitments” has the meaning given in Section 2.1.

“Agreement” means this Loan Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Interest Period” means, with respect to any Offshore Rate Loan based on LIBOR, the period commencing on the first day the Borrower elects to have such Offshore rate apply to such Loan and ending: one (1), two (2), three (3), or six (6) months thereafter, as specified in the Interest Rate Notice given in respect of any Loan; or, with respect to any Offshore Rate Loan based on IBOR, the period commencing on the first day the Borrower elects to have such Offshore Rate apply to such Loan and ending not less than seven (7) days, nor more than one hundred and eighty (180) days thereafter, as specified in the applicable Interest Rate Notice; or as otherwise determined pursuant to Section 2.8(b); provided, however, that no Applicable Interest Period may be selected for a Loan if it extends beyond the Maturity Date.

“Applicable Interest Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 6.10(c):

Applicable Interest Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee (Basis Points)	Standby L/C Fee and Offshore Rate + (Basis Points)	Base Rate + (Basis Points)
1	>1.75:1.00	30.0	125.0	0
2	<1.75:1.00 but > 1.25:1.00	25.0	100.0	0
3	<1.25:1.00	22.5	80.0	0

Any increase or decrease in the Applicable Interest Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.10(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.  The Applicable Rate in effect from the Closing Date through receipt of the fiscal year-end financial statements for January 31, 2003, and the accompanying Compliance Certificate, shall be determined based upon Pricing Level 2.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Bank of America” means Bank of America, N.A., a national banking association, and any Successor.

“Base Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as the Prime Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means Cascade Corporation, an Oregon corporation, and any Successor.

“Borrower Account” means checking account number [Insert #] maintained by the Borrower with Bank of America (or such other ordinary checking account maintained by the Borrower with Bank of America at its Commercial Accounts Service Center, Seattle,

Washington, from time to time designated by the Borrower in a written notice to the Agent and Bank of America.

“Business Day” means any day other than Saturday, Sunday or other day on which banks are authorized or obligated to close in Seattle, Washington, except that in the context of the selection of a Loan accruing interest at the Offshore Rate or the calculation of the Offshore Rate for any Applicable Interest Period, in which event “Business Day” means any day other than Saturday or Sunday on which dealings in foreign currencies and exchange between banks may be carried on in London, England and Seattle, Washington.

“Capital Leases” means for any Person, all obligations of such Person under leases which shall have been, or in accordance with GAAP, should be recorded as capital leases.

“Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rate of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000); (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof and demand deposits with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of One Hundred Thousand Dollars ($100,000) or the maximum amount of insurance applicable to the aggregate amount of the Borrower’s deposits at such institution; (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protector Corporation investing only in obligations described in clauses (i) through (iv) above; and (vi) other marketable securities purchased from a licensed broker/dealer.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, its obligation to make Revolving Loans pursuant to Section 2.1 and with respect to the Swing Line Lender, its obligation to make Swing Line Loans pursuant to Section 2.2.

“Commitment Amount” has the meaning given to it in Section 2.1.

“Commitment Period” has the meaning given in Section 2.1.

“Compliance Certificate” has the meaning given to it in Section 6.10(c) and Exhibit D.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus  the following to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period and (c) the amount of depreciation and amortization expense, including goodwill impairment, derivative mark-to-market transactions and other similar non-cash items, deducted in determining such Consolidated Net Income. “Consolidated EBITDA” shall exclude all environmental  charges recognized in the fiscal year ending January 31, 2003.

“Consolidated Funded Indebtedness” means, means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.10(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date, excluding cumulative adjustments for foreign currency translation.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Default” means any event which but for the passage of time, the giving of notice, or both would be an Event of Default.

“Default Rate” has the meaning given in Section 2.8(a).

“Environmental Laws” means all federal, state and local statutes, regulations, ordinances, and requirements, now or hereafter in effect, pertaining to environmental protection, contamination or cleanup, including without limitation (i) the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), (ii) the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), (iii) the Federal Hazardous Materials Transportation Control Act (49 U.S.C. § 1801, et seq.), (iv) the Federal Clean Air Act (42 U.S.C. § 7401, et seq.), (v) the Federal Water Pollution Control Act, Federal Clean Water Act (33 U.S.C. § 1251, et seq.), (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act (7 U.S.C. § 136, et seq.), (vii) the Federal Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and (viii) the Federal Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), all as now or hereafter amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning given in Section 8.1.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of December 18, 1997 between Borrower, Bank of America, and the other lenders party thereto, as amended from time to time.

“Existing Letter of Credit” means Bank of America Standby Letter of Credit #3051606 dated October 2, 2002 in favor of Bank of China, Hengshui Branch for $900,000 and expires November 30, 2004.

“Fee Letter” has the meaning given in Section 2.13(c).

“GAAP” has the meaning given in Section 1.3.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch,

department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Sandy Boulevard Development Corporation, an Oregon corporation, and any other Subsidiary that from time to time executes and delivers a counterpart of the Guaranty, and “Guarantor” means any of them.

“Guaranty” means the Continuing Guaranty of even date herewith executed by Sandy Boulevard Development Corporation and by any additional Guarantors from time to time in accordance with this Agreement in substantially the form of Exhibit C attached hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, for any Person, without duplication:  (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than indebtedness or liability for borrowed money deferred for a period of more than six months from the date of incurrence or trade payables entered into in the ordinary course of business on ordinary terms); (iii) all non-contingent reimbursement or payment obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) the net obligations of such Person under an interest rate swap agreement or similar rate swap master agreement in an amount equal to (i) if such swap agreement has been closed out, the termination value thereof, or (ii) if such swap agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such swap agreement; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement

(excluding any operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (vii) all obligations with respect to Capital Leases or Synthetic Leases; (viii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (viii) all liabilities in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss.  For purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture formed as a partnership where such Person is a general partner or is otherwise liable for the Indebtedness of such partnership or joint venture, unless such Indebtedness is expressly made non-recourse to such Person and except for customary exceptions acceptable to Majority Lenders.

“Intellectual Property” means, as to any Person, all of the following: (i) all trademarks, service marks, designs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers owned or used by such Person in its business or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof; (ii) all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country owned by such Persons, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and all reissues, continuations, divisions, continuations-inpart, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein; (iii) all computer programs, computer data bases, other computer software, trade secrets, trade secret rights, ideas, drawings, designs, schematics, algorithms, writings, techniques, processes and formulas owned or used by such Person in its business; and (iv) all copyright rights of such Person in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, any state thereof or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Interest Rate Notice” has the meaning given in Section 2.8(b).

“Investments” has the meaning given in Section 7.6.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with it pro rata share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lenders” means Bank of America, N.A., a national banking association, and Union Bank of California, N.A., a national banking association, and any Successors thereto or permitted assigns thereof, and the term “Lenders” shall include the Swing Line Lender unless the context otherwise requires; provided that the term “Lenders,” when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letters of Credit” means any letter of credit issued by L/C Issuer pursuant to the terms of Article 4 hereof and any Existing Letters of Credit.

“Letter of Credit Risk Participation” means with respect to each Lender, a risk participation purchased by such Lender pursuant to Article 4 hereof with respect to a Letter of Credit (including risk participations deemed purchased from Agent by Bank of America in its capacity as Lender).

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate face amount of all outstanding unmatured Letters of Credit plus (ii) the aggregate amount of all payments made by Agent under Letters of Credit and not yet reimbursed by Borrower pursuant to Section 4.5.

“Lien” means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty and all other documents executed by the Borrower or any Guarantor and delivered to the Agent or the Lenders (or any one of them) in connection with the transactions contemplated by this Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means, collectively, the Revolving Loans and the Swing Line Loans.

“Majority Lenders” means at any time Lenders having an aggregate Percentage Interest equivalent to the lesser of (i) any two Lenders voting together, or (ii) more than fifty percent (50%).

“Maturity Date” means December 18, 2005

“Notes” has the meaning given in Section 2.9(a).

“Notice of Borrowing” means a request for a Loan from the Borrower delivered or deemed delivered to the Agent in the manner, at the time and containing the information required or described under Section 2.3 and Exhibit D.

“Officer’s Certificate” means a certificate executed and delivered on behalf of the Borrower by a Responsible Officer.

“Offshore Rate” means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Offshore Rate	=	LIBOR or IBOR
1.00 - Eurodollar Reserve Percentage

Where,

“LIBOR” means, for such Interest Period:

(a)           the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“IBOR” means, the rate of interest per annum determined by the Administrative Agent as the rate at which dollar deposits in the approximate amount of Bank of America’s Offshore Rate Loan for such Interest Period would be offered by Bank of America’s Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose of Bank of America), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) on the same Business Day as the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Rate Loan” means a Loan bearing interest based on the Offshore Rate.

“Organization Documents” means, (i) with respect to any corporation, the articles of incorporation and the bylaws; (ii) with respect to any limited liability company, the articles of formation and operating agreement; and (iii) with respect to any partnership, the partnership agreement and any agreement or notice with respect thereto, in each case as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee pension benefit plan” (as such term is defined in ERISA) from time to time maintained by the Borrower or a member of a Controlled Group.

“Percentage Interest” has the meaning given in Section 2.1.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than fifty percent (50%) of the equity securities entitled to vote for members of the board of directors or equivalent governing body of, or a business line or a division of, any Person; provided that:  (i) all Persons, assets, business lines or divisions acquired shall be in the type of business permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.7; (ii) no Default or Event of Default shall then exist or would exist after giving effect to such acquisition; and (iii) if so requested, the

Borrower shall demonstrate to the reasonable satisfaction of the Lenders that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Section 6.13.

“Permitted Liens” means:  (i) Liens securing Taxes which are not delinquent or which remain payable without penalty (excluding any Liens imposed pursuant to any of the provisions of ERISA) or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (ii) Liens imposed by law incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iii) Liens arising in connection with worker’s compensation, unemployment insurance and social security benefits which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iv) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC in favor of banks where the Borrower maintains deposits in the ordinary course of business; and (v) new Liens secured by newly purchased tangible property (whether real or personal) in an aggregate amount no greater than $5,000,000 outstanding at any time.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision of any government.

“Plan” means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or any member of a Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Prime Rate” means, on any day, the rate of interest publicly announced from time to time by Bank of America as its “Prime Rate.”  The Prime Rate is set based on various factors, including Bank of America’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans.  Bank of America may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Refunded Swing Line Loans” has the meaning given to it in Section 2.5(a).

“Refunding Date” has the meaning given to it in Section 2.5(b).

“Responsible Officer” means any of the President, the Vice President, or the Chief Financial Officer of the Borrower.

“Revolving Loans” has the meaning given to it in Section 2.1.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” means Sandy Boulevard Development Corporation and each other business entity directly or indirectly controlled by the Borrower.  For the purposes of this definition, “controlled by” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of such Subsidiary, whether through the ownership of partnership or limited liability company interest, voting securities, by contract, or otherwise.  Unless otherwise specified, all references herein to a “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Successor” means, for any corporation, banking association or other legal entity, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor, or by conversion to another type of legal entity, or by continuation after and the occurrence of an event that would otherwise result in termination under applicable law but for such continuation.

“Swing Line Loans” has the meaning given to it in Section 2.2.

“Swing Line Lender” means Bank of America, N.A., a national banking association, and any Successors thereto or permitted assigns thereof.

“Swing Line Participation Amount” has the meaning given to it in Section 2.5(b).

“Synthetic Lease” means (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligations” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” means, for any Person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such Person or on any property, revenue, income, or franchise of such Person and any interest or penalty with respect to any of the foregoing.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested non-forfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of a Controlled Group to the PBGC or the Plan under Title IV of ERISA.

Section 1.2 General Principles Applicable to Definitions.  Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to “he” or “it” shall be applicable to Persons whether masculine, feminine or neuter.  References herein to any document including, but without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended.  References herein to any section, subsection, Schedule or Exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and schedules and Exhibits to this Agreement.

Section 1.3 Accounting Terms.  Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied from and after the date hereof (“GAAP”) and as in effect on the date of application.

ARTICLE 2.
THE LOANS

Section 2.1 The Revolving Loans and Commitment Increase Option.

(a)           Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees during the period from the date hereof until the Maturity Date (the “Commitment Period”) to make loans duly requested hereunder (the “Revolving Loans”) to the Borrower in amounts equal to the percentage interest set forth opposite such Lender’s name below (such Lender’s “Percentage Interest”) of the aggregate amount requested by the Borrower in a Notice of Borrowing given under this Agreement; provided that, after giving effect to any such requested borrowing (i) the aggregate outstanding principal balance of all Loans from such Lender will not exceed at any one time outstanding the sum set forth opposite its name below (such Lender’s “Commitment Amount”); and (ii) the aggregate principal amount of all outstanding Loans and all Letter of Credit Usage will not exceed the Commitment Amount of all Lenders (the “Aggregate Commitments”).

	Percentage	Commitment
Lender	Interest	Amount
Bank of America	52.00%	$13,000,000
Union Bank	48.00%	$12,000,000
Total	100.00%	$25,000,000

The Revolving Loans described in this Section 2.1 constitute a revolving credit and within the amount and time specified, the Borrower may pay, prepay and reborrow.

(b)           The Borrower may, at its option, on a single occasion seek to increase the Aggregate Commitments by up to an aggregate amount of $20,000,000 (resulting in maximum Aggregate Commitments of $45,000,000) upon written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Event of Default has occurred and is continuing.  The Agent, subject to the consent of Borrower, which shall not be unreasonably withheld, may allocate the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Agent and the Borrower.  No increase in the Aggregate Commitments shall become effective until the existing or new Lenders extending such incremental Commitment Amount and the Borrower shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment Amount and agrees to assume and accept the obligations and rights of Lender hereunder and the Borrower accepts such incremental Commitments.  The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of an interest (or participation interest, as applicable) in all Loans and other credit exposure in respect of the Aggregate Commitments such that, after giving effect thereto, all Loans and all such other credit exposure are held ratably by the Lenders in proportion to their respective Commitments, as may be revised to accommodate the increase in the Aggregate Commitments.  Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and commitment and other fees. The Borrower shall make any payments under Section 2.8(e) resulting from such assignments, and shall pay the Lenders certain fees, such as an arrangement fee, to be determined by the Lenders at such time as the increase in Aggregate Commitments is implemented.

Section 2.2            Swing Line Loans.  Subject to the terms and conditions of this Agreement, Swing Line Lender hereby agrees to make a portion of the Commitment Amount available to the Borrower from time to time during the Commitment Period by making swing line loans (“Swing Line Loans”) to the Borrower; provided that, after giving effect to any such requested borrowing (i) the aggregate outstanding principal balance of all Swing Line Loans will not exceed at any one time outstanding the amount of Five Million Dollars ($5,000,000) (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Loans hereunder may exceed such amount); and (ii) the aggregate principal amount of all outstanding Loans will not exceed the Commitment Amount of all Lenders.  The Swing Line Loans described in this Section 2.2 constitute a revolving credit and within the amount and time specified, the Borrower may pay, prepay and reborrow.  Swing Line Loans shall be Base Rate Loans only.

Section 2.3            Manner of Borrowing.

(a)           Requests for Revolving Loans.  For each requested Loan, the Borrower shall give the Agent a Notice of Borrowing specifying the date of a requested borrowing (which must be a Business Day) and the amount thereof.  If Borrower elects to have interest accrue on a Loan at an Offshore Rate based on LIBOR by giving an Interest Rate Notice described in Section 2.8(b) in respect of such borrowing, the Notice of Borrowing shall be given no later than 11:00

a.m. three (3) Business Days prior to the date of the requested borrowing.  If the Offshore Rate is based on IBOR, the Notice of Borrowing may be given on the same day no later than 11:00 a.m.  Requests for borrowing, or confirmations thereof, received after the designated hour will be deemed received on the next succeeding Business Day. Each Notice of Borrowing shall be in writing and shall be given not later than 11:00 a.m. (Seattle time) on the date the Borrower wishes a Loan to be made.  Each such notice shall be irrevocable and shall be deemed to constitute a representation and warranty by the Borrower that as of the date of such notice the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing or will occur as a result of making the requested Loan.  Each Loan requested by the Borrower under this Section 2.3(a) shall be in an amount not less than Five Hundred Thousand Dollars ($500,000).

(b)           Requests for Swing Line Loans.  For each requested Swing Line Loan, the Borrower shall give the Agent a Notice of Borrowing specifying the date of a requested borrowing (which must be a Business Day) and the amount thereof.  Each Notice of Borrowing shall be in writing and shall be given not later than 1:00 p.m. (Seattle time) on the date the Borrower wishes a Swing Line Loan to be made.  Each such notice shall be irrevocable and shall be deemed to constitute a representation and warranty by the Borrower that as of the date of such notice the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing or will occur as a result of making the requested Loan.  Each Swing Line Loan requested by the Borrower under this Section 2.3(b) shall be in an amount not less than One Hundred Thousand Dollars ($100,000).

Section 2.4            Disbursement of Loans

(a)           Disbursement of Loans.  The Agent, on receipt of a Notice of Borrowing for a Loan, shall promptly notify each Lender by telex, facsimile transmission or electronic mail of the date of the requested borrowing and the amount thereof.  Each Lender shall before 1:00 p.m. (Seattle time), on the date of the requested borrowing, pay in U.S. Dollars the lesser of (i) such Lender’s Percentage Interest of the aggregate principal amount of the requested borrowing identified in the Notice of Borrowing or (ii) the maximum amount such Lender is committed to advance pursuant to the terms of Section 2.1 in immediately available funds to the Agent at its Credit Service Center, Concord, California.  Upon fulfillment to the Agent’s satisfaction of the applicable conditions set forth in this Section 2.4(a) and in Article 3 hereof, and after receipt by the Agent of such funds, the Agent will promptly make such immediately available funds available to the Borrower by depositing them to the Borrower Account.  Notwithstanding the foregoing, the first proceeds of the initial Loan will be applied by the Agent to repay Indebtedness of the Borrower arising under the Existing Credit Agreement and any remainder will be made available to the Borrower by depositing them to the checking account described in the preceding sentence.

(b)           Disbursement of Swing Line Loans.  The Agent, on receipt of a Notice of Borrowing for a Swing Line Loan, shall promptly notify the Swing Line Lender by telex, facsimile transmission or electronic mail of the date of the requested borrowing and the amount thereof.  Swing Line Lender shall before 2:00 p.m. (Seattle time), on the date of the requested borrowing, pay in U.S. Dollars the lesser of (i) the requested borrowing identified in the Notice of Borrowing or (ii) the maximum amount the Swing Line Lender is committed to advance pursuant to the terms of Section 2.2 in immediately available funds to the Agent at its Credit Service Center, Concord, California.  Upon fulfillment to the Agent’s satisfaction of the applicable conditions set forth in set forth in this Section 2.4(b) and in Article 3 hereof, and after receipt by the Agent of such funds, the Agent will promptly make such immediately available funds available to the Borrower by depositing them to the Borrower Account.

Section 2.5            Swing Line Refunded Loans; Participations.

(a)           Refunded Swing Line Loans.  The Swing Line Lender may, at any time and from time to time in its sole and absolute discretion, deliver to Agent (with a copy to the Borrower), not later than 11:00 a.m. (Seattle time) on the date the Swing Line Lender wishes the same to be made, request each Lender to make, and each Lender hereby severally agrees to make, a Revolving Loan, in an amount equal to such Lender’s Percentage Interest of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  The Agent, on receipt of such request (which shall be deemed to be a Notice of Borrowing given by the Borrower), shall promptly notify each Lender by telex, facsimile transmission or electronic mail of the date of the requested borrowing and the amount thereof.  Each Lender shall before 1:00 p.m. (Seattle time), on the date of the requested borrowing, pay in U.S. Dollars the aggregate principal amount of the requested Revolving Loan in immediately available funds to the Agent at its Credit Service Center, Concord, California.  After receipt by the Agent of such funds, the Agent will promptly make such immediately available funds available to the Swing Line Lender for application by the Swing Line Lender to the Swing Line Loans.  The Borrower hereby authorizes the Swing Line Lender to deduct from any or all of the accounts of the Borrower maintained with Bank of America the amount, if any, by which the amount of the Refunded Swing Line Loans exceeds the amount of funds received from the Lenders under this subsection.

(b)           Swing Line Participations.  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.5(a), any of the Events of Default described in Section 8.1(g) or Section 8.1(h) shall have occurred and be continuing or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(a), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the request referred to in Section 2.5(a) (the “Refunding Date”), purchase for cash an undivided risk participation in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to such Lender’s Percentage Interest of the aggregate amount of the Swing Line Loans then outstanding which were to have been repaid with such Revolving Loans.

(c)           Payments Received by Swing Line Lender.  Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)           Lender Obligations Unconditional.  Each Lender’s obligation to make the Revolving Loans referred to in Section 2.5(a) and to purchase risk participations pursuant to Section 2.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuation of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 3 hereof; (iii) any adverse change in the business, operations, properties or financial condition of the Borrower or any Subsidiary; (iv) any failure by the Borrower, the Guarantor or any other Lender to perform or observe any covenant, obligation or term of this Agreement or any other Loan Document to which it is a party; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.6            Repayment of Principal.

(a)           The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)           All obligations associated with the Letters of Credit shall be repaid in accordance with Article 4 herein.

Section 2.7            Agent’s Right to Fund.  Unless the Agent shall have received notice from a Lender (i) in the case of a requested Revolving Loan, prior to 12:00 noon (Seattle time) on the date of the requested borrowing that such Lender will not make available to the Agent such Lender’s Percentage Interest of the requested borrowing or (ii) in the case of a requested Swing Line Loan, prior to 2:00 p.m. (Seattle time) on the date of the requested borrowing that the Swing Line Lender will not make available to the Agent the amount of the requested borrowing, then in each case the Agent may assume that such Lender has made such funds available to the Agent on the date such Loan is to be made in accordance with Section 2.4 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such corresponding amount available to the Agent and if the Agent shall have advanced such amount to the Borrower, such Lender agrees to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at the Federal Funds Rate.  Simultaneous with the making of such demand on such Lender, the Agent shall give notice of such demand to the Borrower.  If such Lender shall pay to the Agent such corresponding amount, the amount so paid shall constitute such Lender’s Revolving Loans or Swing Line Loans, as applicable, included in such requested borrowing for purposes of this Agreement.  If such Lender does not pay such amount promptly upon the Agent’s demand therefor, the Borrower agrees to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent (i) in the case of a requested Revolving Loan, at the Applicable Interest Rate or (ii) in the case of a requested Swing Line Loan, at the Prime Rate.  Any such repayment by the Borrower shall be without prejudice to any rights it may have against the Lender that has failed to make available its funds for any requested borrowing.

Section 2.8            Interest on Loans.

(a)           General Provisions.  The Borrower agrees to pay to the Agent for the account of Lenders interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan shall be due and payable at a per annum rate equal to the Applicable Interest Rate in effect from time to time with respect to such Loan (or respective portions thereof); provided, however, that after the occurrence and during the continuation of an Event of Default, interest shall accrue at a per annum rate equal to two percent (2%) above the Applicable Interest Rate in effect from time to time with respect to such Loan (changing as such Prime Rate changes) (the “Default Rate”).  Accrued but unpaid interest on each Offshore Rate Loan shall be paid in arrears on the last day of the Applicable Interest Period, and, for each Offshore Rate Loan having an Applicable Interest Period longer than three months at the end of each three (3) month period during such Applicable Interest Period.  Accrued but unpaid interest on each Base Rate Loan shall be paid in arrears on the first Business Day of each calendar month and at the Maturity Date.  Accrued interest on each Loan shall be payable on demand after the occurrence of an Event of Default.

(b)           Selection of Alternative Rates.

(i)            The Borrower may, subject to the requirements of this Section 2.8(b), on three (3) Business Days’ prior notice, elect to have interest accrue on any Loan (or any portion thereof) at the Offshore Rate based on LIBOR for an Applicable Interest Period, or on the same day with no notice for an Offshore Rate Loan based on IBOR.  Such notice (herein, an “Interest Rate Notice”) shall be deemed delivered when received by the Agent except that an Interest Rate Notice received by the Agent after 11:00 a.m. (Seattle time) on any Business Day, shall be deemed to have been delivered or received on the immediately succeeding Business Day.  All Interest Rate Notices shall be in writing.  Each such Interest Rate Notice shall identify, subject to the conditions of this Section 2.8(b), the Loan or portions thereof to accrue interest at the Offshore Rate and the Applicable Interest Period which the Borrower selects.  Each such Interest Rate Notice shall be irrevocable and shall constitute a representation and warranty by the Borrower that (1) as of the date of such Interest Rate Notice, the representations and warranties set forth in Article 5 hereof are true and correct in all material respects (subject to any waivers of the terms thereof then in effect in accordance with the terms of this Agreement) as of the date of such Interest Rate Notice unless such representation and warranty is made as of a specific date, and (2) no Default or Event of Default has occurred and is continuing.  Upon receipt of such Interest Rate Notice, the Agent shall promptly notify each Lender by telex, facsimile transmission, electronic mail or cable of the date of the information set forth in the Interest Rate Notice.

(ii)           The Borrower’s right to select the Offshore Rate to apply to a Loan (or any portion thereof) shall be subject to the following conditions:  (1) the aggregate of all Loans of the same type or portions thereof to accrue interest at a particular Offshore Rate for the same Applicable Interest Period shall be an integral multiple of Fifty Thousand Dollars ($50,000) and not less than Five Hundred Thousand Dollars ($500,000); (2) the Offshore Rate may not be selected for any Loan or portion thereof which is already accruing interest at the Offshore Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect; (3) Lender shall not have given notice pursuant to Section 2.8(d) that the selected Offshore Rate is not available; and (4) no Default or Event of Default shall have occurred and be continuing.

(iii)          In the absence of an effective request and acceptance thereof for the application of an Offshore Rate, the Loans (or remaining portions thereof) shall accrue interest at the Prime Rate.  Any Interest Rate Notice which specifies an Offshore Rate but fails to identify an Applicable Interest Period shall be deemed to be a request for the designated Offshore Rate for an Applicable Interest Period of one month.

(iv)          The Interest Rate Notice may be given with and contained in any Notice of Borrowing.

(v)           If the Borrower delivers an Interest Rate Notice with any Notice of Borrowing for a Loan and the Borrower thereafter declines to take such Loan or a condition precedent to the making of such Loan is not satisfied or waived, the Borrower shall indemnify each Lender for all losses and any costs which such Lender may sustain as a consequence thereof including, without limitation, the costs of re-employment of funds at rates lower than the cost to such Lender of such funds.  A certificate from Lender setting forth the amount due to it pursuant to this subparagraph (v) and the basis for, and the calculation of, such amount shall be, absent a showing by the Borrower of manifest or demonstrable error, conclusive evidence of the amount due to it hereunder.  Payment of the amount owed shall be due within fifteen (15) days after the Borrower’s receipt of such certificate.

(c)           Applicable Days for Computation of Interest.  Computations of interest on Base Rate Loans shall be made on the basis of a year of 365/366 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All other computations of interest and all computations of fees shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(d)           Unavailable Offshore Rate.  If any Lender determines that for any reason, fair and adequate means do not exist for establishing a particular Offshore Rate or that an Offshore Rate will not adequately and fairly reflect the cost to such Lender of making or maintaining the principal amount of a particular Offshore Rate Loan or that accruing interest on any Offshore Rate Loan has become unlawful or is contrary to any internal policies (of general application), such Lender may give notice of that fact to the Agent and the Borrower and such determination shall be conclusive and binding absent manifest error.  After such notice has been given and until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such notice no longer exist, the interest rate or rates so identified in such notice shall no longer be available.  Any subsequent request by the Borrower to have interest accrue at such an Offshore Rate shall be deemed to be a request for interest to accrue at the Prime Rate.  If the circumstances giving rise to the notice described herein no longer exist, the Lender who had previously given notice of the unavailability of rate(s) shall notify the Agent and the Borrower in writing of that fact, and the Borrower shall then once again become entitled to request that such Offshore Rates apply to the Loans in accordance with Section 2.8(b).

(e)           Compensation for Increased Costs.  In the event that after the date hereof any change occurs in any applicable law, regulation, treaty or directive or interpretation thereof by any authority charged with the administration or interpretation thereof, or any condition is imposed by any authority after the date hereof or any change occurs in any condition imposed by any authority on or prior to the date hereof which:

(1)           subjects any Lender to any Tax (other than any Tax measured by such Lender’s net or gross income), or changes the basis of taxation of any payments to any Lender on account of principal of or interest on any Offshore Rate Loan, the Notes (to the extent such Note evidence a Offshore Rate Loan) or fees in respect of such Lender’s obligation to make or continue any Offshore Rate Loan or other amounts payable with respect to its Offshore Rate Loans (other than a change in the rate of tax based solely on the overall net or gross income of the Lender); or

(2)           imposes, modifies or determines applicable any reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, any office of any Lender in connection with its Offshore Rate Loans to the extent the amount of which is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of such Offshore Rate; or

(3)           affects the amount of capital required or expected to be maintained by banks generally or corporations controlling banks and any Lender determines that the amount by which it or any corporation controlling it is required or expected to maintain or increase its capital is increased by, or based upon, the existence of this Agreement or of any Lender’s Loans or Commitments hereunder;

(4)           imposes upon any Lender any other condition with respect to its Offshore Rate Loans or its obligation to make or continue Offshore Rate Loans;

which, as a result thereof, (i) increases the cost to any Lender of making or maintaining its Loans or its Commitments hereunder, or (ii) reduces the net amount of any payment received by any Lender in respect of its Offshore Rate Loans (whether of principal, interest, commitment fees or otherwise), or (iii) requires any Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its Offshore Rate Loans, in each case by an amount which any such Lender in its sole judgment deems material, then and in any such case the Borrower shall pay to the Agent for the account of such Lender on demand such amount or amounts as will compensate such Lender for any increased cost, deduction or payment actually incurred or made by such Lender.  The demand for payment by such Lender shall be delivered to the Borrower and the Agent and shall state the subjection or change which occurred or the reserve or deposit requirements or other conditions which have been imposed upon such Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated.  The statement of any Lender as to the additional amounts payable pursuant to this Section 2.8(e) shall be binding on the Borrower in the absence of manifest error.

The protection of this Section 2.8(e) shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, treaty, directive, condition or interpretation thereof.  In the event that the Borrower pays any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this Section 2.8(e), and such charge, deduction or payment or any part thereof is subsequently returned to such Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, treaty, directive or condition, then such Lender shall remit to the Borrower the amount paid by the Borrower which has actually been returned to such Lender (together with any interest actually paid to such Lender on such returned amount), less such Lender’s costs and expenses incurred in connection with such governmental regulation or any challenge made by such Lender with respect to its validity or applicability.

Section 2.9            Notes; Recordation of Loans.

(a)           Notes.  The Loans shall be evidenced by promissory notes of the Borrower substantially in the form of Exhibit A attached hereto, with appropriate insertions, payable to the order of Lenders, dated as of the date hereof, and for each Lender in the face amount of such Lender’s Commitment (each a “Note” and collectively the “Notes”).

(b)           Recordation of Loans.  Each Lender is hereby authorized to record the date and amount of the Loans it makes, the Base Rate or the Offshore Rate, as applicable, and the date and amount of each payment of principal and interest thereon on a schedule annexed to or kept in respect of any Note.  Any such recordation by Lender shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower hereunder or under any Note.

Section 2.10         Manner of Payments.

(a)           Form and Place of Payment.  All payments and prepayments of principal and interest on any Loan and all other amounts payable hereunder by the Borrower to the Agent or any Lender shall be made by paying the same in United States Dollars and in immediately available funds to the Agent at its Credit Service Center, Concord, California, not later than 11:00 a.m. (Seattle time) on the date on which such payment or prepayment shall become due.  If such payment is received after 11:00 a.m. (Seattle time), then it will be deemed received on the next Business Day.  All payments to be made by the Borrower shall be made without setoff, recoupment or counterclaim.

(b)           Authorization to Charge Borrower Account.  On each date when the payment of any principal, interest or commitment fees are due hereunder or under any Note, the

Borrower agrees to maintain on deposit in the Borrower Account an amount sufficient to pay such principal, interest or commitment fees in full.  The Borrower hereby authorizes the Agent (i) to deduct automatically all principal, interest or loan fees when due hereunder or under the Notes from the Borrower Account, and (ii) if and to the extent any payment under this Agreement or any other Loan Document is not made when due, to deduct automatically any such amount from any or all of the accounts of the Borrower maintained with Bank of America.  The Agent agrees to provide timely notice to the Borrower of any automatic deduction made pursuant to this Section 2.10(b).

(c)           Non-Business Days.  Whenever any payment hereunder or under any other Loan Document shall be stated to be due or whenever the last day of any Applicable Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made and the last day of such Applicable Interest Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest or commitment fees, as the case may be, unless, in the case of an Applicable Interest Period with respect to a Offshore Rate Loan, such extension would cause such payment to be made or the last date of such Applicable Interest Period to occur in the next following calendar month, in which case such payment shall be made and the last day of such Applicable Interest Period shall occur on the next preceding Business Day.

Section 2.11         Prepayments.  Base Rate Loans may be repaid at any time without penalty or premium.  If a Offshore Rate Loan is paid prior to the end of the Applicable Interest Period, the Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Offshore Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds) which such Lender may sustain as a result of such payment.  Such amounts shall be payable in all circumstances where a Offshore Rate Loan is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary, mandatory, the result of the Agent’s or any Lender’s collection efforts.

Section 2.12         Application of Payments.

(a)           Payments Before Default.  Payments made by the Borrower in respect of amounts owing by it hereunder or under any other Loan Document shall be applied in the manner directed by the Borrower and, in the absence of any such direction, such payments shall be applied first, against fees, expenses and indemnities due hereunder or under any other Loan Document; second, against any interest due on any Loan; third, against any Loan principal then due; and fourth, against any Loan principal not then due.

(b)           Payments After Default.  Any payments received by the Agent or any Lender by any means and from any source after the occurrence and during the continuation of an Event of Default shall be applied first, to fees, expenses and indemnities then due hereunder and under any other Loan Document; second, to interest due then due under the Loan Documents; third, to repay the outstanding principal amount of any outstanding Loans; and fourth, to be held (and applied in the preceding order of priority) as cash collateral to secure the performance of all obligations of the Borrower owing to the Agent and the Lenders (or any of them) under the Loan Documents.

Section 2.13         Fees.

(a)           Commitment Fee.  The Borrower shall pay to the Agent for the account of each Lender in accordance with its Percentage Interest, a commitment fee equal to the Applicable Interest Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the outstanding amount of all Revolving Loans and (ii) all Letters of Credit Usage.  The commitment fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article 3 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date of this Agreement, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Interest Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Interest Rate separately for each period during such quarter that such Applicable Interest Rate was in effect.

(b)           Upfront Fee.  Borrower shall pay to Bank of America, as Agent for the Lenders, an upfront fee in the amount of Sixty-two Thousand Five Hundred Dollars ($62,500), or 25 basis points as applied to the Aggregate Commitments, which shall be shared equally by the Lenders. This fee shall be due and payable at closing, and shall be fully earned and non-refundable when paid.

(c)           Arrangement Fee.  Borrower shall pay to Bank of America, for its own account, an arrangement fee as set forth in the fee letter agreement dated as of the date of this Agreement (the “Fee Letter”). The arrangement fee shall be due and payable at closing, and shall be fully earned and non-refundable when paid.

(d)           Annual Agency Fees.  So long as any Lender shall have any Commitment hereunder and until payment in full of each Loan, the Borrower agrees to pay to the Agent for its own account, an annual administrative fee as provided in the Fee Letter.  The annual agency fee shall be payable in advance on the date of this Agreement on each anniversary date of this Agreement and shall be deemed fully earned when due and non-refundable when paid.

Section 2.14         Sharing of Payments, Etc.  Each borrowing of Loans from the Lenders under Section 2.1 will be made pro rata in accordance with each Lender’s Percentage Interest.  Each payment and prepayment of the Loans and each payment of interest on the Loans will be made pro rata to each Lender in accordance with its Percentage Interest.  If any Lender shall obtain any payment in respect of the Borrower’s obligations under this Agreement or the Notes (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) in excess of the share which it would have been entitled to receive had such payment been made to the Agent for the account of the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, but if any of such excess payment is afterward recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored, without interest, to the extent of such recovery.  The

Borrower authorizes the purchase of such participations and agrees that any Lender so purchasing a participation from another Lender may exercise all its rights to payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE 3.
CONDITIONS TO LOANS

Section 3.1            Conditions to Initial Loan.  In addition to the conditions set forth in Section 3.2, the obligation of each Lender to make any Loan, the obligation of the Agent to disburse any Loan proceeds, the obligation of the L/C Issuer to issue Letters of Credit, and the obligation of Swing Line Lender to make any Swing Line Loans are subject to fulfillment of the following conditions precedent prior to the initial Loan:

(a)           Loan Documents.  The Loan Documents shall have each been duly executed and delivered by the respective parties thereto, and shall be satisfactory to the Agent and the Lenders in form and substance.

(b)           Borrower Authority.  The Agent shall have received, in form and substance satisfactory to the Lenders, a certified copy of the Organizational Documents of the Borrower and certified copies of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with evidence that the Borrower is in good standing in the states of Oregon and evidence of the authority and specimen signatures of the natural persons who have signed this Agreement and who will sign the other Loan Documents on behalf of the Borrower and such other evidence of corporate authority as the Agent or any Lender shall reasonably require.

(c)           Guarantor Authority.  The Agent shall have received, in form and substance satisfactory to the Lenders, a certified copy of the Organizational Documents of each Guarantor and certified copies of resolutions adopted by the board of directors or equivalent governing body of such Guarantor authorizing the execution, delivery and performance of the Loan Documents to which it is a party and evidence of the authority and specimen signatures of the natural persons who have signed or will sign the Loan Documents to which such Guarantor is a party on behalf of such Guarantor and such other evidence of corporate authority as the Agent or any Lender shall reasonably require.

(d)           Certificate.  The Agent shall have received an Officer’s Certificate from the Borrower as to the accuracy of the Borrower’s representations and warranties set forth in Article 5 hereof and as to the absence of any Default or Event of Default.

(e)           No Material Adverse Change.  No event shall have occurred since the date of the Current Balance Sheet that could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the business, operations, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole.

(f)            Payment of Fees and Expenses.  The Agent shall have received (i) for the account of the Lenders the fees set forth in Section 2.13 and (ii) for its own account, reimbursement for all reasonable expenses, including legal fees, actually incurred by the Agent in connection with the preparation of this Agreement, the other Loan Documents and the closing of the transactions contemplated hereby and thereby.

(g)           Consents.  The Agent shall have received evidence reasonably satisfactory to the Lenders that the Borrower has obtained all consents, permits and Government Approvals from all Persons (including, without limitation, Governmental Authorities) which are parties to or the issuer of any material contract, lease, license or other Government Approval necessary or advisable to permit the Agent and the Lenders following any Event of Default, to enjoy the practical realization of the rights and remedies provided in this Agreement and the other Loan Documents.

Section 3.2            Conditions to All Loans.  The obligation of each Lender to make any Loan, and the obligation of the Agent to disburse any Loan proceeds are subject to fulfillment of the following conditions precedent:

(a)           Prior Conditions.  All of the conditions set forth in Section 3.1 shall have been satisfied.

(b)           Notice of Borrowing.  The Agent shall have received the Notice of Borrowing in respect of each Loan.

(c)           No Defaults, Etc.  At the date of the Loan, no Default or Event of Default shall have occurred and be continuing or will have occurred as the result of the making of the Loan; and the representations and warranties of the Borrower in Article 5 hereof shall be true on and as of such date with the same force and effect as if made on and as of such date.

(d)           Guaranties.  Neither the Agent nor any Lender shall have received from the Borrower or any Guarantor any notice terminating or purporting to terminate any Guarantor’s obligations under the Guaranty to which it is a party or claiming that any such Guaranty is not or will in the future not be fully enforceable against each Guarantor in accordance with their terms.

(e)           Other Information.  The Agent and each Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request in order to satisfy itself that the conditions set forth in this Section 3.2 have been fulfilled.

ARTICLE 4.
LETTERS OF CREDIT

Section 4.1            Letters of Credit.  Borrower may request that the L/C Issuer issue letters of credit for Borrower’s account in accordance with the terms and conditions of this Article 4.

Section 4.2            Manner of Requesting Letters of Credit.

(a)           Letter of Credit Requests.  From time to time during the Commitment Period, Borrower may request that the L/C Issuer issue standby letters of credit for Borrower’s account or extend or renew any existing Letters of Credit.  Such request will be made by delivering a written request for the issuance, extension or renewal of such a letter of credit to the

L/C Issuer, not later than 12:00 noon (Seattle time) on the date a new letter of credit is to be issued or an existing letters of credit is scheduled to expire.  Each such request shall be deemed to constitute a representation and warranty by Borrower that as of the date of such request the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing or will occur as a result of issuing, extending or renewing the letter of credit.  Each such request shall (1) specify the face amount of the requested Letter of Credit, (2) the proposed date of expiration, (3) the name of the intended beneficiary thereof, and (4) whether such Letter of Credit is a new standby letter of credit or an extension or renewal thereof.  Each standby Letter of Credit requested hereunder shall be in a face amount such that after issuance of such letter of credit (i) the principal amount of all Revolving Loans outstanding plus the Letter of Credit Usage will not exceed the Aggregate Commitments; and (ii) the Letter of Credit Usage will not exceed Five Million Dollars ($5,000,000).  In addition to the foregoing, unless otherwise approved by Lenders, each Letter of Credit requested hereunder, shall have an expiration date not later than one year after the Maturity Date, or one year after the date of issuance of such Letter of Credit. However, any Letter of Credit that remains outstanding after the Maturity Date shall be secured by cash or deposit account balances in form and substance satisfactory to the Agent.  The Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, the limitations set forth above are exceeded.

(b)           Standby Letter of Credit Fees.  Borrower agrees to pay to the L/C Issuer for the account of Lenders in proportion to their Percentage Interests, a standby letter of credit fee on the face amount of each standby Letter of Credit from the date such Letter of Credit is issued until such Letter of Credit shall be terminated at a per annum rate equal to the Applicable Interest Rate.  Standby letter of credit fees shall be payable in arrears on the first Business Day of each calendar quarter and on demand after the occurrence of an Event of Default.  Computations of standby letter of credit fees shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(c)           Other Letter of Credit Fees.  Borrower agrees to pay to the L/C Issuer for its own account issuance, amendment, negotiation and other standby letter of credit fees calculated and payable in accordance with the L/C Issuer’s normal and customary practices.

(d)           Letter of Credit Application Forms.  Borrower shall execute an application in the standard form used by the L/C Issuer (each, a “Letter of Credit Application”) in respect of each Letter of Credit issued, amended, extended or renewed hereunder.  To the extent any Letter of Credit Application conflicts with this Agreement, the terms of this Agreement shall control.  Any Letter of Credit Applications now in effect with respect to the Existing Letters of Credit shall remain in full force and effect except that, if such existing Letter of Credit is extended or renewed, the L/C Issuer may, at its option, require Borrower to execute a new Letter of Credit Application.

(e)           Issuance of Letter of Credit.  Subject to the satisfaction of the conditions precedent set forth in Article 5 hereof and Borrower’s compliance with the terms of this Section 4.2,

the L/C Issuer shall issue and deliver its letter of credit to Borrower or to the designated beneficiary at such address as Borrower may specify.  New Letters of Credit and extensions or renewals of existing Letters of Credit shall be in a form acceptable to the L/C Issuer.

Section 4.3 Compensation For Increased Costs.  The Borrower agrees to indemnify the L/C Issuer and Lenders on demand for any and all additional costs, expenses, or damages incurred by the L/C Issuer or such Lender, directly or indirectly, arising out of the issuance of any Letter of Credit or the purchase of any Letter of Credit Risk Participation, including, without limitation, any costs of maintaining reserves in respect thereof and any premium rates imposed by the Federal Deposit Insurance Corporation in connection therewith.  A certificate as to such additional amounts submitted to Borrower by the L/C Issuer or such Lender shall be final, conclusive, and binding, absent manifest error.

If at any time after the date hereof the introduction of or any change in applicable law, rule, or regulation or in the interpretation or the administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the L/C Issuer or any Lender with any requests directed by any such Governmental Authority (whether or not having the force of law) shall, with respect to any Letter of Credit or Letter of Credit Risk Participation subject the L/C Issuer or such Lender to any Tax or impose, modify, or deem applicable any reserve, special deposit, or similar requirements against assets of, deposits with or for the account of, credit extended by the L/C Issuer or such Lender or shall impose on the L/C Issuer or such Lender any other conditions affecting the Letters of Credit or Letter of Credit Risk Participations and the result of any of the foregoing is to increase the cost to the L/C Issuer or such Lender of issuing a Letter of Credit or holding a Letter of Credit Risk Participation or to reduce the amount of any sum received or receivable by the L/C Issuer or such Lender hereunder with respect to the Letters of Credit or Letter of Credit Risk Participations, then, upon demand by the L/C Issuer or such Lender, Borrower shall pay to the L/C Issuer or such Lender such additional amount or amounts as will compensate the L/C Issuer or such Lender for such increased cost or reduction.  A certificate submitted to Borrower by the L/C Issuer or such Lender setting forth the basis for the determination of such additional amount or amounts shall be final, conclusive, and binding, absent manifest error.

Section 4.4 Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

Section 4.5 Payment by Borrower.  The Borrower agrees to fully reimburse the L/C Issuer for all amounts paid by the L/C Issuer under any Letter of Credit together with interest thereon at the Prime Rate from the date the L/C Issuer makes such payment (the “Honor Date”) until the date the L/C Issuer notifies Borrower that such payment was made.  Such reimbursement shall be made to the L/C Issuer in immediately available funds at its Credit

Service Center, Concord, California, not later than 12:00 noon (Seattle time) on the date Borrower is first notified by the L/C Issuer that the L/C Issuer has made payment under the Letter of Credit; provided, that, if the L/C Issuer so elects pursuant to the terms of Section 8.2, following the occurrence of an Event of Default, the face amount of each Letter of Credit shall become immediately due and payable.  If Borrower shall default in its obligations to reimburse the L/C Issuer or make any other payment required hereunder, interest shall accrue on the unpaid amount thereof at the Default Rate from the date such amount becomes due and payable until payment in full by Borrower.  Interest on such unpaid amounts shall be calculated on the basis of a year of 360 days and shall be payable on demand.

Section 4.6 Funding of Participations; Repayment of Participations.

(a)           If the Borrower fails to reimburse the L/C Issuer in accordance with Section 4.5 above, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s pro rata share thereof. Any notice given by the L/C Issuer or the Agent pursuant to this Section 4.6 may be given by telephone.

(b)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 4.6(a) make funds available to the Agent for the account of the L/C Issuer at the Agent’s Office in an amount equal to its pro rata share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 4.6(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(c)           With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Loans, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 4.6(b) shall be deemed payment in respect of its participation in such Loan and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 4.6.

(d)           Until each Lender funds its Loan or L/C Advance pursuant to this Section 4.6 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s pro rata share of such amount shall be solely for the account of the L/C Issuer.

(e)           Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 4.6, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make

Loans pursuant to this Section 4.6 is subject to the conditions set forth in Section 3.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f)            If any Lender fails to make available to the Agent for the account of the LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 4.6 by the time specified in Section 4.6(b) the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Prime Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this subsection (f) shall be conclusive absent manifest error.

(g)           (i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 4.6(a) through (f), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(ii)           If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 4.6(a) is required to be returned (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its pro rata share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Prime Rate from time to time in effect.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and the Agent as follows:

Section 5.1 Corporate Existence and Power.  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon.  The Borrower is duly qualified to do business in California, Georgia, Illinois, Michigan, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Texas, and each other jurisdiction where the failure to so qualify would be likely to have a material adverse effect on the business, operations, properties or financial condition of the Borrower.  The Borrower has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Agreement and the other Loan Documents.

Section 5.2 Borrower Authorization.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and any borrowing hereunder, have been duly authorized by all necessary corporate action of the Borrower, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of the Borrower, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its Organizational Documents and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected.

Section 5.3 Guarantor Authorization.  The execution, delivery and performance by each Guarantor of the Guaranty to which it is a party, has been duly authorized by all necessary corporate, company or partnership action of such Guarantor, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of such Guarantor, except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on it or its Organizational Documents and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which such Guarantor is a party or by which such Guarantor or any of its properties may be bound or affected.

Section 5.4 Government Approvals, Etc.  No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by the Borrower of the Loan Documents or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

Section 5.5 Binding Obligations, Etc.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Loan Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

Section 5.6 Litigation.  Except as specifically disclosed in Schedule 1 attached hereto, there are no actions, proceedings, investigations, or claims against or affecting the Borrower now pending before any court, arbitrator, or Governmental Authority (nor to the best of the

Borrower’s knowledge has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Borrower would (a) have a material adverse effect on the financial condition or operations of the Borrower, (b)  impair or defeat the lien of the Agent or any Lender on any of the Collateral or any rights of the Borrower therein, or (c) result in a judgment or order against the Borrower (in excess of insurance coverage) for more than Two Million Five Hundred Thousand Dollars ($2,500,000).

Section 5.7 Financial Condition.  The consolidated balance sheet of the Borrower as at October 31, 2002 (the “Current Balance Sheet”), and the related statements of income and retained earnings of the Borrower for the fiscal year then ended, copies of which have been furnished to Lenders, fairly present the consolidated financial condition of the Borrower as at such date, all determined in accordance with GAAP.  The Borrower did not have on such date any material contingent liabilities for Taxes, unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet and in the related notes.  Since the date of the Current Balance Sheet there has been no material adverse change in the financial condition, operations, or business of the Borrower.

Section 5.8 Solvency.  The Borrower and each Guarantor is Solvent and each shall be Solvent immediately after the consummation of the transactions contemplated by this Agreement.  As used herein, a Person is “Solvent” on a particular date, if, on such date both (i) (a) the then fair saleable value of the property of such Person on a going concern basis is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe) nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course.

Section 5.9 Title and Liens.  The Borrower has good and marketable title to each of the properties and assets reflected in the Current Balance Sheet, except such as have been since sold or otherwise disposed of in the ordinary course of business.  No assets or revenues of the Borrower are subject to any Lien except as required or permitted by this Agreement or specifically disclosed in Schedule 2 attached hereto.

Section 5.10 Intellectual Property.  The Borrower owns or possesses all Intellectual Property and all licenses, franchises, permits and rights with respect to any Intellectual Property necessary to own and operate its respective properties and to carry on its business as presently conducted and presently planned to be conducted.  Except as specifically disclosed in Schedule 3 attached hereto, no claim or litigation regarding any Intellectual Property or any license, franchise, permit or other rights with respect thereto is pending (nor to the best of the Borrower’s knowledge threatened) which if determined adversely to the Borrower would have a material adverse effect on the business, operations or financial condition of the Borrower.

Section 5.11 Environmental Laws, Etc.  Except as specifically disclosed in Schedule 4 attached hereto, all properties of the Borrower and its Subsidiaries and its and their use thereof comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to health, safety and the environment, including, without limitation, all Environmental Laws, in all jurisdictions in which the Borrower and its Subsidiaries are doing business.

Section 5.12 Taxes.  The Borrower has filed all tax returns and reports required of it, has paid all Taxes which are due and payable and before they have become delinquent, except for Taxes (a) whose amount is not individually or in the aggregate a Material Amount, or (b) whose amount, applicability or validity is currently being contested in good faith by appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have established therefor.  The charges, accruals and reserves on the books of the Borrower in respect of Taxes for all fiscal periods to date are accurate.  There are no questions or disputes between the Borrower and any Governmental Authority with respect to any Taxes.  As used in this Section 5.12, “Material Amount” shall mean an amount of One Hundred Thousand Dollars ($100,000) or more or an amount otherwise material to the business, operations or financial condition of the Borrower.

Section 5.13 Other Agreements.  The Borrower is not in breach of or default in any material respect under any material agreement to which it is a party or which is binding on it or any of its assets.

Section 5.14 Labor and Employee Relations Matters.  The Borrower is not and does not expect to be the subject of any union organizing activity or material labor dispute, and the Borrower has not violated any applicable federal or state law or regulation relating to labor or labor practices, except such organizing activity, labor disputes and violations, which individually or in aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Borrower.

Section 5.15 Federal Reserve Regulations.  The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation.  The Borrower will furnish to the Agent or any Lender on request a statement conforming with the requirements of Regulation U.

Section 5.16 ERISA.

(a)           The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the

Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of the Borrower or affect materially the ability of the Borrower to perform the Loan Documents.

(b)           No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or  Section 4975 of the Code) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

(c)           No Pension Plan or trust has been terminated, except in accordance with the Code, ERISA, and the regulations of the Internal Revenue Service and the PBGC as applicable to solvent plans in which benefits of participants are fully protected.  No “reportable event” as defined in Section 4043 of ERISA has occurred for which notice has not been waived or for which alternative notice procedures are permitted.

(d)           No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

(e)           The required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

(f)            The Borrower has no withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan nor would it be subject to any such withdrawal liability in excess of One Hundred Thousand Dollars ($100,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

Section 5.17 Subsidiaries.  Except as specifically disclosed in Schedule 5 attached hereto, the Borrower owns no Subsidiaries.  Schedule 5 attached hereto accurately sets forth the jurisdictions of incorporation or organization of each Subsidiary, and (a) in the case of a Subsidiary that is a corporation, the authorized capitalization of each Subsidiary, the number of shares of each class of capital stock issued and outstanding of each Subsidiary and the number and percentage of outstanding shares of each such class of capital stock owned by the Borrower or by any Subsidiary, or (b) in the case of a Subsidiary that is a limited liability company or partnership, the number of partnership or membership units of each Subsidiary and the number and percentage of partnership or membership units owned by the Borrower or by any Subsidiary.

Section 5.18 Not Investment Company, Etc.  The Borrower is not now, and after the application by the Borrower of the proceeds of any Loan will not be, subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 5.19 Representations as a Whole.  This Agreement, the other Loan Documents, the financial statements referred to in Section 5.7, and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by or on behalf of the Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Borrower has disclosed to the Lenders in writing any and all facts which have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower or any Guarantor or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents.  Without limiting the foregoing, each of the representations and warranties made by the Borrower herein and in the other Loan Documents is true and correct on and as of the date when made, on and as of the date hereof, and on and as of each date this representation is deemed made hereunder with the same force and effect as if made on and as of such dates.

ARTICLE 6.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder and until payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees to do all of the following unless the Agent (with the consent of Majority Lenders) shall otherwise consent in writing.

Section 6.1 Use of Proceeds from Loans.  The Borrower will use the proceeds of the Loans to finance general corporate requirements incurred in the ordinary course of the Borrower’s businesses.

Section 6.2 Payment.  The Borrower will pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes and will pay when due all other amounts payable by the Borrower hereunder and under any other Loan Document

Section 6.3 Preservation of Corporate Existence, Etc.  The Borrower will, and will cause each Subsidiary to, preserve and maintain their existence, rights, franchises and privileges in the jurisdictions of their organization (subject to any transaction permissible under Section 7.2 below) and will, and will cause each Subsidiary to, qualify and remain qualified as foreign corporations or entities in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties.

Section 6.4 Visitation Rights.  The Borrower will permit the Agent or any Lender at any reasonable time, and from time to time, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors.

Section 6.5 Keeping of Books and Records.  The Borrower will, and will cause each Subsidiary to, keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 6.6 Maintenance of Property, Etc.  The Borrower will, and will cause each Subsidiary to, maintain and preserve all of its material properties in good working order and condition, ordinary wear and tear excepted, and will from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved.  The Borrower will not take or fail to take any action, nor permit any action to be taken by others that are subject to the Borrower’s control which would affect the validity and enforcement of its Intellectual Property, or impair the value of such Intellectual Property.

Section 6.7 Compliance With Laws, Etc.  The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to the Borrower or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of Majority Lenders for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to the Borrower.

Section 6.8 Other Obligations.  The Borrower will, and will cause each Subsidiary to, pay and discharge before the same shall become delinquent all Indebtedness, Taxes, and other obligations for which the Borrower is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of the Borrower, except any thereof whose validity, applicability or amount is being contested in good faith by the Borrower in appropriate proceedings with provision having been made to the satisfaction of Majority Lenders for the payment thereof in the event the contest is determined adversely to the Borrower.

Section 6.9 Insurance.  The Borrower will, and will cause each Subsidiary to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry, including casualty and business interruption insurance and as shall be reasonably satisfactory to Majority Lenders.  From time to time, on request, the Borrower will furnish to the Lenders certificates of insurance or, at any Lender’s request, duplicate policies evidencing such coverage.

Section 6.10 Financial Information.  The Borrower will deliver to the Agent with sufficient copies for the Agent and each Lender:

(a)           Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of revenue and expenses, shareholder’s equity and consolidated statement of cash flow for such year, accompanied by (i) the audit report thereon by Borrower’s current certified public accountants (or if a new auditor is chosen, by independent certified public accountants selected by the Borrower and approved by the Majority Lenders (which approval shall not be unreasonably withheld)) which report shall be prepared in accordance with GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the records of the Borrower or its Subsidiaries and shall contain no disclaimer of opinion and (ii) an Officer’s Certificate of the Borrower certifying that as of the close of such year no Event of Default or Default had occurred and was continuing;

(b)           Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, the consolidated CPA-reviewed balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of revenue and expenses, shareholder’s equity and consolidated statement of cash flow for such fiscal quarter; accompanied by an Officer’s Certificate certifying that such unaudited financial statements have been prepared in conformity with GAAP (subject to year-end audit adjustments and the absence of footnote disclosures), in all material respects, present fairly the financial position and the results of operations of the Borrower and its Subsidiaries as at the end of and for such fiscal quarter;

(c)           Compliance Certificates.  Concurrently with the delivery of the financial statements referred to in Section 6.10(a) and (b), a Compliance Certificate in substantially the form of Exhibit C attached hereto (i) stating that as of the close of such fiscal year or fiscal quarter, as applicable, no Default or Event of Default had occurred and was continuing, and (ii) demonstrating with calculations in reasonable detail the Borrower’s compliance as at that date with the provisions of Section 6.13;

(d)           Annual Budget.  Within thirty (30) days of Borrower’s fiscal year-end, Borrower’s annual budget for the subsequent fiscal year.

(e)           Other.  All other statements, reports and other information as the Agent or any Lender may reasonably request concerning the Collateral or the financial condition and business affairs of the Borrower or any of its Subsidiaries.

Section 6.11 New Subsidiaries.  Promptly after the creation, acquisition or existence of any new Subsidiary (each, a “New Subsidiary”), the Borrower will cause such New Subsidiary to execute and deliver to the Agent (a) a counterpart to the Guaranty, (b) such evidence of the corporate, company or partnership, existence and authority of such New Subsidiary as the Agent or any Lender may reasonably require.

Section 6.12 Notification.  Promptly after learning thereof, the Borrower shall notify the Agent and the Lenders of (a) any action, proceeding, investigation or claim against or affecting the Borrower instituted before any court, arbitrator or Governmental Authority or, to the Borrower’s knowledge threatened to be instituted, which if determined adversely to the Borrower would be likely to have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower or any Subsidiary, or to impair or defeat the lien of the Agent or any Lender on any Collateral or the Borrower’s or any Subsidiary’s rights therein, or to result in a judgment or order against the Borrower or any Subsidiary (in excess of insurance coverage) for more than Two Million Five Hundred Thousand Dollars ($2,500,000); (b) any contingent liability exceeding Two Million Five Hundred Thousand Dollars ($2,500,000); (c) any substantial dispute between the Borrower or any Subsidiary and any Governmental Authority; (d) any labor controversy which has resulted in or, to the Borrower’s knowledge, threatens to result in a strike which would materially affect the business operations of the Borrower; (e) if the Borrower or any member of a Controlled Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in subsections (b)(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any “reportable event” as defined in subsection (c)(2) of Section 4043 of ERISA and the Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (f) the occurrence of any Event of Default or Default; and (g) the occurrence of an event which results in a material adverse change the business, operations, properties, financial condition or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.  In the case of the occurrence of an Event of Default or Default or the occurrence of an event which results in a material adverse change in the Borrower’s consolidated financial condition or operations, the Borrower will deliver to the Agent and each Lender an Officer’s Certificate specifying the nature thereof, the period of existence thereof, if applicable, and what action the Borrower proposes to take with respect thereto.

Section 6.13 Financial Covenants.

(a)           Consolidated Net Worth.  Permit Consolidated Net Worth at any time to be less than the sum of (a) $125,000,000, (b) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending after October 31, 2002 (with no deduction for a net loss in any such fiscal quarter) and (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of capital stock or other equity interests of the Borrower  or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such capital stock or other equity interests.

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 4.0:1.0.

(c)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through January 30, 2004	2.25:1.00

January 31, 2004 and each fiscal quarter thereafter	2.00:1.00

Section 6.14 Additional Payments; Additional Acts.  From time to time and upon demand by the Agent, (a) pay or reimburse the Agent and the Lenders for all Taxes (other than Taxes based solely on the overall net or gross income of the Agent or such Lender) imposed on this Agreement and any other Loan Document, (b) pay or reimburse the Agent and the Lenders for all expenses including reasonable out-of-pocket legal fees (including allocated charges of internal legal counsel) incurred in connection with (i) the negotiation, preparation and execution of this Agreement, the Notes, the Guaranty, the Security Documents and the other Loan

Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof and the consummation and administration of the transactions contemplated hereby and thereby and (ii) the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the Notes, the Guaranty, the Security Documents and each other Loan Document (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Loans and during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar law affecting the rights of creditors generally of the United States of America or any State thereof, (c) obtain and promptly furnish to the Agent evidence of all such Government Approvals as may be required to enable the Borrower or any Guarantor to comply with its obligations under the Loan Documents; and (d) execute and deliver all such instruments and to perform all such other acts as the Agent or any Lender may reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents and to maintain the continuous perfection and priority of the Agent’s Lien on all Collateral.  If the Borrower shall default in its obligations to reimburse Lender, interest shall accrue on the unpaid amount thereof at the Default Rate from the date the Agent makes demand therefor until repaid in full by the Borrower.  The obligations of the Borrower under this Section 6.14 shall survive the payment of the Loans and the termination of this Agreement.

ARTICLE 7.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees that it will not do any of the following unless the Agent (with the consent of Majority Lenders) shall otherwise consent in writing.

Section 7.1 Transactions With Affiliates.  The Borrower shall not, and shall cause each Subsidiary to not enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 7.2 Liquidation, Merger, Sale of Assets .  The Borrower shall not, and shall cause each Subsidiary to not, liquidate, dissolve or enter into any merger or consolidation with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of, any Person, except: (a) any Subsidiary may liquidate, dissolve, merge, consolidate with or into, or transfer any of its assets to the Borrower or any wholly-owned Subsidiary; provided that Borrower or such wholly-owned Subsidiary shall be the continuing or surviving corporation or organization; (b) the Borrower may merge or consolidate with any Person as part of an Permitted Acquisition; provided that Borrower or such wholly-owned Subsidiary shall be the continuing or surviving corporation or organization; and (c) the Borrower or any Subsidiary may convey, transfer, lease or otherwise dispose of obsolete assets or assets no longer used or useful in the business of the Borrower and its Subsidiaries.

Section 7.3 Indebtedness.  The Borrower shall not, and shall cause each Subsidiary to not, create, incur or become liable for any Indebtedness except: (a) the Loans; (b) existing Indebtedness reflected on the balance sheets referred to in Section 5.7; (c) current accounts payable or accrued expenses incurred by the Borrower in the ordinary course of business; (d) Indebtedness permitted under Section 7.4; (e) intercompany Indebtedness owing by the Borrower or any Subsidiary to the Borrower or any other Subsidiary permitted under Section 7.6; (f) Indebtedness secured by newly purchased tangible property (whether real or personal) in an aggregate amount no greater than $5,000,000 outstanding at any time; and (g) additional unsecured Indebtedness not to exceed twenty percent (20%) of the Borrower’s Consolidated Net Worth, provided that Borrower remains in compliance with all covenants set forth herein.

Section 7.4 Guaranties, Etc.  The Borrower shall not, and shall cause each Subsidiary to not assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, except:  (a) guaranties of any Indebtedness permitted under Section 7.3; (b) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business; (c) with respect to customary indemnification obligations incurred in connection with title insurance agreements; (d) with respect to performance, surety, bid, appeal or similar bonds incurred in the ordinary course of business; and (e) obligations existing as of the date of this Agreement, reflected in the balance sheet referred to in Section 5.7 and in amounts not greater than the amounts referred to therein.

Section 7.5 Liens.  The Borrower shall not, and shall cause each Subsidiary to not create, assume or suffer to exist any Lien on any of its assets except: (a) Liens in favor of the Agent arising pursuant to the Security Documents or as otherwise permitted or required under this Agreement; (b) Liens securing Indebtedness permitted under Section 7.3; (c) Permitted Liens; and (d) Liens specifically disclosed in Schedule 2 attached hereto.

Section 7.6 Investments.  The Borrower shall not, and shall cause each Subsidiary to not, make any loan or advance to any Person or purchase or otherwise acquire the capital stock or obligations of, or any equity or other interest in, any Person, or all or substantially all of the assets of any Business Unit or any Person (collectively, “Investments”) or enter into any agreement to do any of the foregoing, except: (a) Investments held in the form of Cash Equivalents; (b) Investments made in the form of (i) short-term loans made by the Borrower in the ordinary course of its business; (c) Investments existing as of the date of this Agreement, reflected in the balance sheet referred to in Section 5.7 and in amounts not greater than the amounts referred to therein; (d) Investments made by any Subsidiary to the Borrower; (e) Investments made by the Borrower to or in any wholly-owned Subsidiary; (f) Investments made by any Subsidiary to the Borrower or to any wholly-owned Subsidiary; (g) Investments made as part of a Permitted Acquisition; and (h) other Investments directly related to the business of the Borrower not to exceed Five Million Dollars ($5,000,000) in the aggregate at any one time outstanding.

Section 7.7 Operations.  The Borrower shall not engage in any activity which is substantially different from or unrelated to the present business activities of the Borrower nor discontinue any portion of the Borrower’s present business activities which constitutes a substantial portion thereof.

Section 7.8 Securities.  The Borrower shall not issue, sell, or otherwise distribute any stock, bond, note, debenture or other security of the Borrower, except (i) notes or other debt instruments evidencing Indebtedness permitted by this Agreement, and (ii) securities issued pursuant to the conversion of outstanding convertible securities that are outstanding as of the date of this Agreement.

Section 7.9 ERISA Compliance.  Neither the Borrower nor any member of the Controlled Group nor any Plan of any of them will (a) engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code; (b) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived; (c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of the Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; or (d) violate state or federal securities laws applicable to any Plan.

Section 7.10 Accounting Change.  The Borrower shall maintain a fiscal year ending on January 31 and shall not make any significant change in accounting policies or reporting practices other than changes required by GAAP or otherwise required by law.

ARTICLE 8.
EVENTS OF DEFAULT

Section 8.1 Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder.

(a)           Payment Default.  The Borrower fails to pay (i) the principal amount of the Loans on the Maturity Date, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Breach of Warranty.  Any representation or warranty made or deemed made by the Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           Breach of Certain Covenants.  The Borrower shall have failed to comply with Sections 6.3, 6.9 and 6.12(e) or any provision of Article 7 of this Agreement;

(d)           Breach of Other Covenants.  The Borrower shall fail to perform or observe any other covenant, obligation or term of this Agreement, including those set forth in Section 6.13, or any other Loan Document to which it is a party and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which written notice thereof shall have been given to the Borrower by the Agent or any Lender or (ii) the date upon which a Responsible Officer of the Borrower knew or reasonably should have known of such failure; or

(e)           Material Adverse Change.  An event shall occur which results in a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition of the Borrower and its Subsidiaries taken as a whole; or

(f)            Cross-default.  The Borrower or any of its Subsidiaries shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness or any interest or premium thereon and such failure shall continue without waiver after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue without waiver after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such Indebtedness, or (iii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

(g)           Voluntary Bankruptcy, Etc.  The Borrower or any of its Subsidiaries shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(h)           Involuntary Bankruptcy, Etc.  An order for relief shall be entered against the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Borrower or any of its Subsidiaries or of any substantial part of any of its or their property, or ordering the reorganization, winding-up or liquidation of any of their affairs; or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Borrower or any of its Subsidiaries seeking any of the relief specified in Section 8.1(g) or this Section 8.1(h) without the petition being dismissed prior to that time (Lenders shall have no obligation to extend Loans to Borrower during this sixty (60) day period); or

(i)            Insolvency, Etc.  The Borrower or any of its Subsidiaries shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of the Borrower or any of its Subsidiaries, as the case may be, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of the Borrower or any of its Subsidiaries, as the case may be; or

(j)            Judgment.  A final judgment or order for the payment of money in excess of Five Million Dollars ($5,000,000) not covered by insurance is entered against Borrower or any of its Subsidiaries, and such judgment or order shall continue without being discharged, vacated, bonded or execution thereon stayed pending appeal for a period of thirty (30) consecutive days; or

(k)           Involuntary Liens.  Any involuntary Lien in the sum of One Hundred Thousand Dollars ($100,000) or more shall attach to any asset or property of the Borrower which (i) is not discharged within sixty (60) days after such attachment or within thirty (30) days after notice from the Agent or any Lender, whichever first occurs, or (ii) constitutes an involuntary Lien for taxes not yet due.

(l)            ERISA.  The Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of One Hundred Thousand Dollars ($100,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA), having aggregate Unfunded Vested Liabilities in excess of One Hundred Thousand Dollars ($100,000) shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

(m)          Change in Control.  There occurs an event or series of events by which any Person or group of Persons (within the meaning of the Securities Exchange Act 1934), becomes the legal or beneficial owner, directly or indirectly, of more than fifty percent (50%) of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower; or

(n)           Condemnation.  Such portion of the properties of the Borrower or of the Collateral as in the opinion of Majority Lenders constitutes a substantial portion thereof shall be condemned, seized or appropriated; or

(o)           Governmental Approvals.  Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by the Borrower of its obligations set forth in the Loan Documents shall be revoked, withdrawn or withheld or shall fail to remain in full force and effect unless in the reasonable opinion of Majority Lenders such revocation, withdrawal or withholding would not be likely to have a material adverse affect on the ability of the Borrower to perform its obligations under the Loan Documents; or

(p)           Other Government Action.  Any act of any Governmental Authority shall, in the reasonable opinion of Lenders, deprive the Borrower of any substantial right, privilege, or franchise or substantially restrict the exercise thereof which deprivation would, in the reasonable opinion of Majority Lenders, be likely to have a material adverse effect on the financial condition or operations of the Borrower and such act is not revoked or rescinded within sixty (60) days after it becomes effective or within thirty (30) days after notice from the Agent or any Lender, whichever first occurs.

(q)           Guarantor Default; Invalidity of Guaranty.  Any Guarantor shall fail to perform or observe any other covenant, obligation or term of any Guaranty or any other Loan Document to which it is a party and such failure shall continue unremedied after the applicable grace period, if any, specified in such Guaranty or Loan Document, or any defined “Event of Default” as defined in such Guaranty or Loan Document shall have occurred and is continuing; or any Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (except as expressly permitted hereunder), or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(r)           Invalidity of Loan Documents.  Any other Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any other Loan Document, or purports to revoke, terminate or rescind any Loan Document.

Section 8.2 Consequences of Default.  If any of the Events of Default described in Section 8.1(g) or Section 8.1(h) shall occur, each Lender’s Commitment shall immediately terminate and, if any Loans shall have been made, the principal of and interest on the Loans, and all other sums payable by the Borrower under the Loan Documents shall become immediately due and payable all without protest, presentment, notice or demand, all of which the Borrower expressly waives.  If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Agent shall at the request, or may with the consent, of Majority Lenders immediately terminate each Lender’s Commitment and, if any Loans shall have been made, the Agent shall at the request, or may with the consent, of Majority Lenders declare the principal of and interest on the Loans, and all other sums payable by the Borrower under this Agreement and the other Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable all without protest, presentment, notice, or demand, all of which the Borrower expressly waives.  Regardless of whether the Borrower’s obligations to repay the Loans have been accelerated pursuant to the preceding sentences, the Agent may realize on any or all of the Collateral by exercising any remedies provided in the Security Documents.  The rights and remedies set forth in this Section 8.2 shall be in addition to any and all rights and remedies set forth in the other Loan Documents.

ARTICLE 9.
THE AGENT

Section 9.1 Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this

Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein.  As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans, the Agent shall not be required to exercise any discretion or take any action except upon the instructions of Majority Lenders, and such instructions shall be binding upon all Lenders and any holders of any Note; provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.  In the absence of instructions from the Majority Lenders, the Agent shall have authority (but no obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of all Lenders or the consent of Majority Lenders and any such action or failure to act shall be binding on all Lenders and on all holders of the Notes.  Each Lender and each holder of any Note shall execute and deliver such additional instruments, including powers of attorney in favor of the Agent, as may be necessary or desirable to enable the Agent to exercise its powers hereunder.

Section 9.2 Duties and Obligations.

(a)           Neither the Agent nor any of its directors, officers, employees, agents, counsel or attorneys-in-fact shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement or any other Loan Document and the transactions contemplated hereby and thereby, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Agent (i) may treat each Lender as the party entitled to receive payments hereunder until the Agent receives written notice of the assignment of such Lender’s interest herein signed by such Lender and made in accordance with the terms hereof and a written agreement of the assignee that it is bound hereby as it would have been had it been an original party hereto, in each case in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or in any instrument or document furnished pursuant hereto or thereto; (iv) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents, or of any instrument or document furnished pursuant thereto, on the part of the Borrower or as to the use of the proceeds of any Loan or as to the existence or possible existence of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement, of any other Loan Document, or of any instrument or document furnished pursuant hereto; (vi) may execute any of its duties by or through its employees, other independent agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorney-in-fact that it selects with reasonable care; and (vii) shall incur no liability under or in respect to this Agreement by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by telex, facsimile transmission, e-mail or cable) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made under this Agreement or in any other Loan Document.

(b)           The Agent will account to each Lender for its pro rata interest in payments of principal of and interest on the Loans which are received by the Agent from the Borrower or for the account of the Borrower and will promptly remit to Lenders entitled thereto all such payments.  The Agent will transmit to each Lender copies of all documents received from the Borrower pursuant to the requirements of this Agreement other than documents which by the terms of this Agreement the Borrower is obligated to deliver directly to Lenders.

(e)           Each Lender and each assignee of a Lender organized outside of the United States shall furnish to the Agent in a timely fashion such documentation (including, but not by way of limitation, IRS Forms Nos. 1001 and W-8ECI) as may be required by applicable law or regulation to establish such Lender’s status for tax withholding purposes.

Section 9.3 Dealings Between Agent and Borrower.  With respect to its Commitment, the Loans made by it, the Agent shall have the same obligations, rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent hereunder, and the term “Lender” shall unless otherwise expressly indicated include the Agent in its individual capacity.  The Agent may accept deposits from, lend money to, act and generally engage in any kind of business with the Borrower and any Person which may do business with the Borrower, all as if the Agent were not the Agent hereunder and without any duty to obtain the consent of or account therefor to any other Lender.  Lenders acknowledge that, pursuant to such activities, the Agent may receive information regarding the Borrower (including information that may be subject to confidentiality obligations in favor of the Borrower) and acknowledge that the Agent shall be under no obligation to provide such information to any Lender.

Section 9.4 Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will notify Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be directed by Majority Lenders in accordance with Section 8.2; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

Section 9.5 Lender Credit Decision.  Each Lender acknowledges that neither the Agent nor any of its directors, officers, employees, agents, counsel or attorneys-in-fact has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any

Lender as to any matter, including whether the Agent has disclosed material information in its possession.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent.

Section 9.6 Indemnification.  Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) ratably according to its Percentage Interest from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document, except any such as result from the Agent’s gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly on demand in proportion to its Percentage Interest for any out-of-pocket expenses, including legal fees, incurred by the Agent in connection with the administration or enforcement of or the preservation of any rights under this Agreement or any other Loan Document (to the extent that the Agent is not reimbursed for such expenses by the Borrower).

Section 9.7 Successor Agent.  The Agent may give written notice of resignation at any time to Lenders and the Borrower, and may be removed at any time with cause by Majority Lenders. If Bank of America resigns as Agent, such resignation shall also be deemed to constitute a resignation of Bank of America as the Swing Line Lender and L/C Issuer.  Upon any such notice of resignation or removal, Majority Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by Majority Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation or Majority Lender’s removal of the Agent, then the Agent may, after consulting with the Lenders and the Borrower, appoint a successor Agent from among the Lenders.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring the Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the agent hereunder until such time, if any, as Majority Lenders appoint a successor agent as provided above.  Notwithstanding any retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE 10.
MISCELLANEOUS

Section 10.1 Amendments; Consents.  No amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any Guarantor therefrom shall be effective unless in writing signed by Majority Lenders and the Borrower or the respective Guarantors a party thereto and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by the Agent and all Lenders, do any of the following:  (a) increase or extend any Commitment of any Lender; (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document; (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document; (d) change or modify the definition of “Majority Lenders”; (e) amend this Section 10.1, or any provision herein providing for consent or other action by all Lenders; or (f) discharge any Guarantor, or release all or a material portion of the Collateral except as otherwise may be provided for herein or where the consent of Majority Lenders only is specifically provided for herein or therein; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to Majority Lenders or all Lenders, as the case may be, amend Article 9 hereof or otherwise affect the rights or duties of the Agent under this Agreement or any other Loan Document.

Section 10.2 No Waiver; Remedies Cumulative.  No failure by the Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of the Agent or any Lender in the exercise of any right hereunder or thereunder.  The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

Section 10.3 Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Oregon (excluding its conflict of laws rules) except in the case of the Security Documents, where the location of Collateral requires that the creation, validity, perfection, or enforcement of the security interests provided for herein be governed by the laws of the jurisdiction where such Collateral is located.

Section 10.4 Mandatory Arbitration.

(a)           This Section 10.4 concerns the resolution of any controversies or claims among or between the Borrower, Lenders and the Agent, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to this Agreement and the other Loan Documents (collectively a “Claim”).  At the request of the Borrower, any Lender or the Agent, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of the state of Oregon.

(b)           Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of JAMS/Endispute, LLC, a Delaware limited liability company or any successor thereof (“JAMS”), and the terms of this Section 10.4.  In the event of any inconsistency, the terms of this Section 10.4 shall control.  The arbitration shall be administered by JAMS and conducted in Portland, Oregon.  All Claims shall be determined by one arbitrator; provided, however, that if Claims exceed Two Million Dollars ($2,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing; provided, however, that the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.  For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(c)           This Section 10.4 does not limit the right of the Borrower, any Lender or the Agent to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.  The filing of a court action is not intended to constitute a waiver of the right of the Borrower, any Lender or the Agent, including the suing party, thereafter to require submittal of the Claim to arbitration.

Section 10.5 Waiver of Jury Trial.  THE PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND AGREE THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY AND (B) ANY PARTY HERETO MAY FILE AN ORIGINAL

COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

Section 10.6 Consent to Jurisdiction.  Each party hereto irrevocably submits to the nonexclusive jurisdiction of any state or federal court sitting in Portland, Multnomah County, Oregon, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement or any other Loan Document, hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Section 10.6 shall impair the right of any party to bring any action or proceeding hereunder in the courts of any other jurisdiction.

Section 10.7 Notices.  All notices and other communications provided for in any Loan Document shall be in writing (unless otherwise specified) and shall be mailed (with first class postage prepaid) or sent or delivered to each party by facsimile or courier service at the address or facsimile number set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to the other parties.  Except as otherwise specified all notices sent by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized courier service, if duly given, shall be effective one Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt.  Electronic mail may be used by the Agent to distribute routine communications, such as notices of borrowings as provided in Section 2.2 and to distribute financial statements and other information as provided in Section 6.10, and may not be used for any other purpose.  Neither the Agent or any Lender shall incur any liability to the Borrower for actions taken in reliance on any telephonic notice referred to in this Agreement which the Agent or such Lender believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow or give such telephonic notice hereunder on behalf of the Borrower.

Section 10.8 Assignments and Participations.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns; provided that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Agent and all Lenders, and any such assignment or transfer purported to be made without such consent shall be ineffective.

(b)           Any Lender may at any time sell to any of Lender’s Affiliates or commercial banks organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000) (each, an “Eligible Assignee”) participation interests in its Loans and Commitment.  Such sales may be made without the consent of the Agent, any other Lender or the Borrower; provided, however, that the selling Lender retains the right to vote as a Lender hereunder in respect of the interest sold without being bound to obtain the consent of its participant or to exercise its rights in accordance with instructions received from its participant (except that the participant’s consent can be required for proposed changes to “money terms” including, without limitation, matters involving decrease in fees, interest rate spreads or principal, increase in commitments if the participant’s commitment is increased, or extension of the final maturity date).  Any Lender may pledge or assign all or any part of its interest under the Loan Documents for security purposes to any Federal Reserve Bank.

(c)           Any Lender may assign or otherwise transfer to any Eligible Assignee all or any part of its interest under the Loan Documents pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to the Agent with the prior written consent of the Agent and, if no Event of Default shall have occurred and be continuing, the Borrower, (such consents not to be unreasonably withheld or delayed) but without the consent of the other Lenders, to any other Eligible Assignee; provided, however, that in either case no such assignment (as distinguished from the sale of a participation) other than an assignment of a Lender’s entire interest under the Loan Documents (i) shall be made in an amount less than Two Million Five Hundred Thousand Dollars ($2,500,000) nor (ii) shall be made if after giving effect to such assignment the aggregate amount of the Loans and unused Commitment of the assigning Lender would be less than Five Million Dollars ($5,000,000); provided, further, that in connection with any assignment (as distinguished from the sale of a participation) the assigning Lender shall pay to the Agent a fee of Three Thousand Five Hundred Dollars ($3,500) for each proposed assignee that is not then a Lender or an affiliate thereof.  The assignee of any permitted sale or assignment (including assignments for security and sales of participations) shall have the same rights and benefits against the Borrower under the Loan Documents (excepting however, in the case of sales of participations, the right to grant or withhold consents or otherwise vote in respect thereof) including the right of setoff, and in the case of any outright assignment (as distinguished from an assignment for security or the sale of a participation) the same obligations in respect thereof, as if such assignee were an original Lender.

(d)           Except to the extent otherwise required by the context of this Agreement, the word “Lender” where used in this Agreement and the other Loan Documents shall mean and include any holder of a Note originally issued to a Lender hereunder, and each such holder shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto.  Upon the consummation of any outright assignment pursuant to this Section 10.8, the assigning Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the assignee.  Any outright assignment of a Lender’s interest under this Agreement to another Lender made in conformance with the terms of this Section 10.8 shall result in a corresponding adjustment to the selling and purchasing Lenders’ Commitments and Percentage Interest.

Section 10.9 Borrower’s Indemnity.  Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall pay, indemnify and hold the Agent and each Lender and its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable attorney’s fees, which may include, without duplication, the allocated charges of internal legal counsel) of any kind or nature whatsoever with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) arising out of or related to this Agreement or any other Loan Document or any actual or proposed use of proceeds of the Loans made or issued hereunder, whether or not any Indemnified Person is a party thereto (all of the foregoing, collectively the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the willful misconduct or gross negligence of such Indemnified Person.  All amounts owing under this Section 10.9 shall be paid promptly upon demand.  At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person in respect of any Indemnified Liabilities using legal counsel reasonably satisfactory to such Indemnified Person at the sole cost and expense of the Borrower.

Section 10.10 Set-Off.  In addition to any rights and remedies of the Agent and Lenders provided by law, if an Event of Default has occurred and is continuing, the Agent and each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Agent or such Lender to or for the credit or the account of the Borrower against any and all obligations owing to the Agent or such Lender, now or hereafter existing, irrespective of whether or not Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured.

Section 10.11 Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 10.12 Survival.  The representations, warranties and indemnities of the Borrower in favor of the Agent and Lenders shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of the Loan Documents, the making of any Loans, the expiration of the Commitment and the repayment of all amounts due under the Loan Documents.

Section 10.13 Executed in Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.14 Conditions Not Fulfilled.  If the Commitment is not borrowed owing to nonfulfillment of any condition precedent specified in Article 3 hereof, no party hereto shall be responsible to any other party for any damage or loss by reason thereof, except that the Borrower shall be in any event liable to pay the fees, Taxes, and expenses for which it is obligated hereunder.

Section 10.15 Entire Agreement; Amendment, Etc..  This Agreement and the other Loan Documents comprise the entire agreement of the parties and may not be amended or modified except by written agreement of the Borrower and the Agent acting with the consent of

Majority Lenders (or where necessary all Lenders) in accordance with the terms and conditions of Section 10.1.  No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

Section 10.16 Construction.  In the event of any conflict between the terms, conditions and provisions of this Agreement and those of any other Loan Document, the terms, conditions and provisions of this Agreement shall control.

Section 10.17 Oral Agreements Not Enforceable.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDERS TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

BORROWER:	CASCADE CORPORATION, an Oregon corporation

By:
Name:
Title:

Address:

Attn:

Facsimile:

LENDER, SWING LINE
LENDER and L/C ISSUER:	BANK OF AMERICA, N.A., a national banking
association

By:
Name:
Title:

Address:

Attn:

Facsimile:

LENDER:	UNION BANK OF CALIFORNIA, N.A., a national
banking association

By:
Name:
Title:

Address:
Attn:

Facsimile:

Agent:	BANK OF AMERICA, N.A., a national banking
association

By:
Name:
Title:

Address:
WA1-501-37-20 800 Fifth Avenue, Floor 37 Seattle, WA 98104
Attn:	Dora A. Brown
Vice President
Facsimile: (206) 358-0971

SCHEDULE 1

Litigation

1

SCHEDULE 2

Liens

1

SCHEDULE 3

Intellectual Property Claims

1

SCHEDULE 4

Environmental Matters

1

SCHEDULE 5

Subsidiaries

1.                    Sandy Boulevard Development Corporation, an Oregon corporation.

2.                    Cascade Kenhar, Inc., an Oregon corporation

1

EXHIBIT A

[Form of Note]

1

EXHIBIT B

[Form of Continuing Guaranty]

1

EXHIBIT C

QUARTERLY COMPLIANCE CERTIFICATE

THE UNDERSIGNED, being the                                 of CASCADE CORPORATION, an Oregon corporation, (the “Borrower”) does hereby certify to BANK OF AMERICA, N.A., UNION BANK OF CALIFORNIA, N.A. (the “Lenders”) and BANK OF AMERICA, N.A., as agent for Lenders (in such capacity, the “Agent”) under the Loan Agreement (as hereinafter defined), as follows:

1.             This Certificate is given pursuant to Section 6.10(c) of that certain Loan Agreement dated as of December         , 2002 by and among the Borrower, the Lenders and the Agent (as the same may be amended, modified or extended from time to time the “Loan Agreement”).  Capitalized terms not otherwise defined in this Certificate shall have the meanings set forth in the Loan Agreement.

2.             The financial statements for the Fiscal Quarter ended                   , 20     delivered with this Certificate pursuant to the requirements of Section 6.10(c) of the Loan Agreement have been prepared in accordance with GAAP and present fairly the consolidated financial position and the results of operations of Borrower and its Subsidiaries as of the end of and for such fiscal period.

3.             There has not existed during the fiscal quarter ended                   , 20     and there does not now exist any Default or Event of Default under the Loan Agreement.

4.             The computations and descriptions set forth in Schedule 1 hereto demonstrate (i) compliance with the financial covenants in Section 6.13 of the Loan Agreement, and (ii) the amount by which the Borrowing Base exceeds or is less than the aggregate principal amount of all outstanding Loans.

5.             Capitalized terms used herein and not otherwise defined shall have the meanings defined in the Loan Agreement.

DATED this         day of                         20     .

CASCADE CORPORATION, an Oregon corporation

By:
Name:
Title:

1

For the Fiscal Quarter ended                                         (“Statement Date”)

SCHEDULE 1

to Quarterly Compliance Certificate

Insert

1